Exhibit 99.(h)(12)

December 27, 2011

Mr. Stacey E. Hong, President
Atlantic Fund Administration, LLC
Three Canal Plaza, Suite 600
Portland, Maine 04101

      RE:  Expense Limitation Agreement

Dear Mr. Hong:

      Carne Capital, LLC, (the "Adviser") agrees to reduce its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding all taxes, interest, portfolio transaction expenses, dividends on short sales, acquired fund fees and expenses, and extraordinary expenses) for the Carne Large Cap Value Fund (the "Fund"), a series of the Forum Funds (the "Trust"), do not exceed 2.00% and 2.25% for the Institutional Shares class and Investor Shares class, respectively, for the period from December 27, 2011 through March 1, 2013.

      This agreement can only be terminated or amended upon the approval of the Trust's Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate on March 1, 2013.

Very truly yours,

Carne Capital, LLC

By: /s/ Francis Sean Bonner
Name: Francis Sean Bonner
Title: President